UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 16, 2015

Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 IMATION WAY OAKDALE, MINNESOTA	55128

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(651) 704-4000

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On September 1, 2015, Imation Corp. (the “Company”) announced the election of Robert Searing, Alex Spiro, and Tracy McKibben to the Company’s Board of Directors. At that time, the Company announced that each of the new directors would be initially compensated with an annual cash fee of $50,000, but the amount and nature of the equity component of their compensation would be determined in conjunction with the development of a new total Board compensation program currently under review. The Board is continuing to review a new total Board compensation program. On November 16, 2015, the Board approved an equity component of Messrs. Searing, Spiro and Ms. McKibben’s compensation for the May 2015-May 2016 year of service comprised of $75,000 in restricted stock units settled in cash, with the number of units based on the closing price of the Company’s common stock on the grant date of November 18, 2015. The Board elected to use restricted stock units because it does not have enough shares available in the Non-Employee Director Pool under the under the Company’s Stock Incentive Plan. The Company intends to seek additional share authorization at the next Annual Shareholders’ meeting. The restricted stock units will vest on the first anniversary of the grant date if the Board member remains on the Board of Directors of the Company until such vesting date. The restricted stock units may also vest earlier in the case of a Change in Control (as defined in the Restricted Stock Unit Award Agreement) or the Board member’s death, disability or retirement. A copy of the form of Restricted Stock Unit Award Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Restricted Stock Unit Award Agreement is qualified in its entirety by reference to the full text of the Restricted Stock Unit Award Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

10.1    Form of Restricted Stock Unit Award Agreement for Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)
Date:	November 19, 2015	By:	/s/John P. Breedlove
John P. Breedlove
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Form of Restricted Stock Unit Award Agreement for Directors